UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement
☐ Definitive proxy statement
☑ Definitive additional materials
☐ Soliciting material under Rule 14a-12
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)

AUDIBLE, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

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(4)	Date filed:

AUDIBLE, INC.

SUPPLEMENT TO PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2005

The following information, being mailed to stockholders on or about May 27, 2005, supplements and amends the Proxy Statement of Audible, Inc. (the “Company”), dated April 25, 2005, furnished in connection with Company’s Annual Meeting of Stockholders to be held on June 10, 2005. The information set forth under “Required Vote” in Proposal No. 3 in the Proxy Statement incorrectly states that approval of Proposal No. 3 requires the affirmative vote of a majority of the Company’s issued and outstanding shares and that abstentions and broker non-votes will have the same effect as negative votes. The correct information on the required vote for approval of Proposal No. 3 is set forth below. The information contained in this Supplement should be read in conjunction with the Proxy Statement and there are no other changes to the Proxy Statement except as described in this Supplement.

“Required Vote

Approval of the amendment to our 1999 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our common stock present at the annual meeting in person or by proxy and entitled to vote. Abstentions from voting on this proposal will have the practical effect of a vote against the proposal because an abstention results in one less vote for the proposal. Broker non-votes will have no effect on the outcome of this proposal.”

The date of this Supplement is May 27, 2005